CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-176635 on Form N-1A of our report dated October 26, 2011, relating to the statement of assets and liabilities of Capital Emerging Markets Total Opportunities Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent registered public accounting firm” in such Statement of Additional Information, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
October 31, 2011